EXHIBIT 99.01

Colonial Commercial Corp. Announces Amendments to its Credit Facility

HAWTHORNE, New Jersey (March 21, 2011) – Colonial Commercial Corp. (“Colonial”) (Common Stock: CCOM.PK; Convertible Preferred Stock: CCOMP.PK) today announced that it has amended its credit facility with its bank lender. Among other things, the amendment decreased the interest rate under the facility from LIBOR plus 4.5% to LIBOR plus 3.0%, increased the availability of seasonal over advances, and extended the maturity date of the credit facility from August 1, 2012 to August 1, 2015.

Mr. William Salek, Chief Financial Officer of the Company, said “The combination of the $2.25 million capital infusion raised through our recently announced private placement and the more favorable terms of the amended credit facility will enable us to satisfy our customer needs more quickly and to further improve our vendor relationships.”

About Colonial Commercial Corp.

Colonial distributes heating, ventilating and air conditioning, (“HVAC”), equipment, parts and accessories, climate control systems, customized control panels, and plumbing and electrical supplies and equipment to professional contractors in the states of New York, New Jersey, Massachusetts, Connecticut and eastern Pennsylvania through its subsidiaries; Universal Supply Group, Inc., www.usginc.com, The RAL Supply Group, Inc., www.ralsupply.com, American/Universal Supply Division, www.ausupplyinc.com, and S&A Supply, Inc., www.sasupplyinc.com. The Company also distributes home appliances to dealer groups and appliance stores through its Goldman Universal division. The Company is headquartered in New Jersey, and, with its affiliates, operates out of 19 locations in its geographic trading area.  For more information on Colonial’s operations, products and/or services, please visit www.colonialcomm.com.

Safe Harbor Statement

The foregoing press release may contain statements concerning Colonial Commercial Corp.’s financial performance, markets and business operations that may be considered "forward-looking" under applicable securities laws. Colonial cautions readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from any results that are projected in the forward-looking statements include the following: continued acceptance of the company's products in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the company's periodic report filings with the Securities and Exchange Commission.  These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in Colonial's periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. Colonial undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time.

For further information, please contact William Pagano, Chief Executive Officer, or

William Salek, Chief Financial Officer, at (973) 427-8224.